Exhibit 10.4

Online Link and Advertising Agreement

This Online Link and Advertising Agreement (“this Agreement”) is entered into as of November 29, 2011 in Haidian District, Beijing, People’s Republic of China by and between Beijing Guanyou Gamespace Digital Technology Co., Ltd. (“Changyou”), with its registered address at Room 810 7th floor, Building 1, No 18 yard, Shijingshanlu Yi Shijingshan District, Beijing, P. R. China, and Beijing Sohu New Media Information Technology Co., Ltd (“Sohu”), with its address at Sohu.com internet Plaza Room 802, 8th floor, No.1 Park, Zhongguancun East Road, Haidian District, Beijing, P. R. China.

Through amicable negotiation, Sohu agrees to provide Changyou with the right and access to certain online links, channels, and space for advertising placements, and Changyou agrees to engage Sohu to provide such right and access, in each case subject to the terms and conditions hereunder.

1.	Definitions

1.1	“17173 Business” means the online game information portal, web-based game platform, software applications development and distribution, and other related services conducted or engaged in by Changyou.com Limited and its affiliates and VIEs in connection with or through the Changyou Websites.

1.2	“Fees” means fees to be paid by Changyou to Sohu for the provision of the right and access to online links, channels, and space for advertising placements as provided in this Agreement.

1.3	“Changyou Websites” means all websites owned, controlled or maintained by Changyou, including without limitation 17173.com and 37wanwan.com.

1.4	“Deliverables” means all links, channels, and space for advertising placements delivered under this Agreement.

1.5	“Sohu Websites” means all websites owned, operated or controlled by Sohu, including, without limitation, Sohu.com and Chinaren.com, but not including Changyou Websites.

1.6	“VIE” means a variable interest entity, as such term is defined for the purposes of generally accepted U.S. accounting principles.

2.	Links.

2.1	During the period from January 1, 2012 through December 31, 2014, Sohu will include a link (such link, the “Games Link”) to games.sohu.com (which will be for the exclusive use of Changyou) on the navigation bar of the Sohu.com homepage, in at least as prominent a location as the Games Link is currently included. Exhibit I is a screenshot showing such link as of November 29, 2011. Sohu will also provide Changyou with such physical storage space (if any) as Changyou may need for the Games Link files and give Changyou exclusive control and administration over such storage space (via the use of separate login credentials and other similar mechanisms). Any such storage space shall be treated as leased to Changyou. Changyou personnel will design the Games Link and have complete and exclusive control over its content and format, subject only to Sohu policies applicable to all advertisers. Changyou will pay to Sohu for the Games Link Fees of RMB11,439,000 in a single lump sum on or before January 31, 2012. Changyou will have the option at its sole election, exercisable by written notice to Sohu delivered during the calendar month of December 2014 to purchase the right to continued inclusion of such links on the Sohu.com homepage for an additional 22 years (from January 1, 2015 through December 31, 2036) at a price of RMB16,967,850 payable in a single lump sum on or before January 31, 2015. For the avoidance of doubt, following the payment of RMB16,967,850 in accordance with the preceding sentence, no additional fees will be payable by Changyou to Sohu for the inclusion of such links on the Sohu.com homepage (and Sohu will continue to provide Changyou with such physical storage space (if any) as Changyou may need for the Games Links files and give Changyou exclusive control and administration over such storage space (via the use of separate login credentials and other similar mechanisms) for an additional 22 years).

2.2	During the period from January 1, 2012 through December 31, 2014, Sohu will provide Changyou with no fewer than six lines and at least one picture box in the game information zone of the home page of each Sohu Website for the placement of links to be designated by Changyou (the “Game Zone Links”). Sohu will also provide Changyou with such physical storage space (if any) as Changyou may be need for the Game Zone Links files and give Changyou exclusive control and administration over such storage space (via the use of separate login credentials and other similar mechanisms). Any such storage space shall be treated as leased to Changyou. In addition, the Game Zone Links will be served through a separate domain name specific to Changyou (primarily expected to be 17173.com). Changyou personnel will design the Game Zone Links and have complete and exclusive control over their content and format, subject only to Sohu policies applicable to all advertisers. Changyou will pay to Sohu, for all of such use and storage space, Fees of RMB5,719,500 payable in a single lump sum on or before January 31, 2012. Changyou will have the option at its sole election, exercisable by written notice to Sohu delivered during the calendar month of December 2014, to purchase the right to continue to use specific space in the game information zone for Game Zone Links for an additional 22 years (from January 1, 2015 through December 31, 2036) at a price of RMB8,452,150 payable in a single lump sum on or before January 31, 2015. For the avoidance of doubt, following the payment of RMB8,452,150 in accordance with the preceding sentence, no additional fees will be payable by Changyou to Sohu for the use of such specific space in the game information zone (and Sohu will continue to provide Changyou with such physical storage space (if any) as Changyou may need for the Game Zone Links files and give Changyou exclusive control and administration over such storage space (via the use of separate login credentials and other similar mechanisms)) for such additional 22 years.

3.	Game Channeal and Advertising Placement. Sohu will provide to Changyou the use of advertising space (which includes tangible and intangible properties, such as space on web pages, audience and Web traffic, as well as storage space)on the Sohu Websites. The use of advertising space are related to Changyou’s operation of the 17173 Business in the areas of online advertisements, banners, buttons, game zones and other online advertising mediums. It is the intent of the parties that such use will constitute a rental/licensing of the relevant advertising space from Sohu to Changyou. In particular, Sohu will provide to Changyou the use of advertising space related to certain advertising and marketing efforts (collectively, the “Specified Transactions”) for the 17173 Business as follows:

3.1	During the period from January 1, 2012 through December 31, 2014, Sohu will provide to Changyou the sole and exclusive use of the entire game channel games.sohu.com on the Sohu Websites. Sohu will also provide Changyou with physical storage space for Changyou files related to such channel and give Changyou exclusive control and administration over such storage space (via the use of separate login credentials and other similar mechanisms). Such storage space will be treated as leased to Changyou. Changyou personnel will design all content to be placed on such channel and have complete and exclusive control over such content and its format, subject only to Sohu policies applicable to all third-party users of space on its channels. Changyou will pay to Sohu, for all of such use and storage space, Fees of RMB19,065,000 payable in a single lump sum on or before January 31, 2012.

3.2	Changyou may purchase additional advertising space or channels on the Sohu Websites (the “Additional Items”) from time to time as Changyou deems necessary or desirable for the 17173 Business by delivering to Sohu standard Sohu advertising purchase orders on a quarterly basis. For each fiscal year, Sohu and Changyou will discuss and agree on the details of the Additional Items, such as the position, period of display, and price by January 31 of such year. The price for Additional Items shall be based on standard Sohu pricing policies for third parties in effect from quarter to quarter, according to the actual amount of advertising space ordered by Changyou. Sohu will grant to Changyou a priority right to purchase advertising space for the 17173 Business on the Sohu Websites during the period from January 1, 2012 through December 31, 2014. Changyou will make an advance payment of RMB114,390,000 (the “Advance Payment”) to Sohu prior to January 31, 2012 against Fees payable under this Section 3.2. In the event that the actual Fees payable under this Section 3.2 for the period from January 1, 2012 through December 31, 2014 are less than RMB114,390,000, the balance of the Advance Payment will be applied to future purchases of advertisements by Changyou from Sohu (whether or not for the 17173 Business); and in the event that the actual Fees payable under this Section 3.2 for the period from January 1, 2012 through December 31, 2014 exceed RMB114,390,000, Changyou will pay the excess amount to Sohu within thirty (30) working days after the end of each applicable quarter. In addition Changyou will be entitled to discounts and free advertisement space for the 17173 Business, in connection with and proportional to the advertisement space purchased by Changyou pursuant to its quarterly purchase order under this Section 3.2, which will be determined in accordance with and on a basis no less favorable to Changyou than the discounts and free advertisement space that Sohu provides to other third parties under similar circumstances. Sohu will also provide Changyou with such physical storage space (if any) as Changyou may need for the Additional Items files and give Changyou exclusive control and administration over such storage space (via the use of separate login credentials and other similar mechanisms). Such storage space shall be treated as leased to Changyou. In addition, the Additional Items will be served, as applicable, through a separate domain name specific to Changyou. Changyou personnel will design the Additional Items and have complete and exclusive control over their content and format, subject only to Sohu policies applicable to all advertisers. It is currently not contemplated that Sohu will provide services to Changyou under this Agreement. In the event that Changyou determines that Changyou has a need for Sohu’s services in relation to Additional Items in the future, however, Sohu and Changyou will discuss such services and agree as to appropriate payment for, and the scope of, any such services.

3.3	If, due to operational requirements, Sohu determines in its reasonable and sole discretion that it needs to make changes to the home page, catalogue pages or channels on the Sohu Websites, and such changes will result in changes to the position and/or size of a link and/or the Additional Items, then Sohu will notify Changyou in writing of its intended changes fifteen (15) days in advance of making such changes, specifying the revised position and size of the link and/or the Additional Items. Changyou will, within ten (10) days of receiving the aforementioned notice, confirm its understanding of the same in writing to Sohu. Sohu will make reasonable efforts to accommodate any objections Changyou makes to such changes within such ten-day period, provided that Sohu will be under no obligation to make any such accommodation if Sohu reasonably determines that such accommodation is not practicable. If Changyou fails to reply to Sohu’s notice within the stipulated period, Changyou will be deemed to have accepted the changes.

3.4	Once any advertising resources are available, Sohu shall grant Changyou priority right of booking and purchasing any of such advertising resources.

4.	Sohu Rejections. Sohu reserves the right to reject any content or link that is not reasonably consistent with Sohu’s standards, provided that Sohu notifies Changyou of the reason for rejection and accepts such content or link if the reason for rejection is cured.

5.	Fees and Method of Payment. The Fees shall be paid in cash, by check or by wire transfer, as designated by Sohu, to the following account:

Account name: Beijing Sohu New Media Information Technology Co., Ltd

Account No.: 862281851810001

Bank name: China Merchants Bank-Bei San Huan Sub-Branch

Bank code: 846

6.	No Warranty. Except as expressly stated in this Agreement, all Deliverables under this Agreement are provided “as is.” Except as expressly stated in this agreement, neither party makes any representations or warranties of any kind concerning the Deliverables, express or implied, including, without limitation, warranties of merchantability, fitness for a particular purpose, non-infringement, or the absence of latent or other defects, whether or not discoverable. Neither party extends any warranties of any kind as to their content and/or websites being error free.

7.	Limitation of Damages. In no event will either party, or their directors, officers, agents, employees or affiliates, be liable for incidental, special or consequential damages of any kind, including economic damages or injury to property and lost profits, under any theory of law, regardless of whether such party is advised, has other reason to know, or in fact does know of the possibility of the foregoing.

8.	Indemnification for Intellectual Property. Each party (“Indemnifying Party”) will indemnify, defend and hold harmless the other party, and its subsidiaries and variable interest entities (except that, for purposes of this Section 8, Sohu.com Inc. subsidiaries and variable interest entities will not include Changyou.com Limited and its subsidiaries and variable interest entity), and their respective directors, officers, employees and agents (“Indemnitees”), against all claims, actions, liabilities, losses, and expenses (including reasonable attorneys’ fees) brought by a third party relating to or arising out of any claim that any content provided by such Indemnifying Party and displayed on the Changyou Websites or the Sohu Websites constitutes a defamation or invasion of the right of privacy or publicity, or infringement of the copyright, trademark or other intellectual property right, of any third party. This indemnity will specifically not apply to content provided by visitors to the Changyou Websites or Sohu Websites, including, but not limited to, such visitors who use chat rooms, bulletin boards, or other forums that allow visitors to display material that is not within the control of the Indemnifying Party. The Indemnitee will promptly provide the Indemnifying Party with written notice of any claim which the Indemnitee believes falls within the scope of this Section 8; provided, however, that, except to the extent the Indemnifying Party is actually prejudiced by the Indemnitee’s failure to provide such prompt notice, such failure to provide prompt notice hereunder will not limit the Indemnitee’s rights under this Section 8. The Indemnitee may, at its own expense, assist in the defense of any such claim if it so chooses, provided that the Indemnifying Party will control such defense and all negotiations relative to the settlement of any such claim.

9.	Dispute Resolution and Governing Law

9.1	Each of the Parties hereto irrevocably agrees that any dispute or controversy arising out of, relating to, or concerning any interpretation, construction, performance or breach of this Agreement, shall first be settled by the parties through friendly negotiation. If the parties fail to settle such dispute or controversy within 30 days after a party notifies the other party of such dispute or controversy, such dispute or controversy shall be submitted to the China international Economic and Trade Arbitration Commission for arbitration which shall be conducted in accordance with the Commission’s arbitration rules in effect at the time of the application for arbitration (the “Arbitration Rules”). The arbitration shall be held in Beijing. The award of the arbitral tribunal shall be final, conclusive and binding on the parties to the arbitration. The party against whom the award of the arbitral tribunal was entered shall bear all the costs and expenses of such arbitration, including counsel fees and expenses.

9.2	The execution, performance and interpretation of this Agreement shall be governed by the laws of People’s Republic of China.

10.	Notices and Modification

10.1	Any notices and communications between the parties shall be made in writing and delivered to the address specified in this Agreement by facsimile, e-mail, hand delivery (including express courier service) or registered airmail.

10.2	For notices or communications sent by facsimile, the exact time as indicated by the system transmission records shall be deemed as the time of receipt, unless such facsimile is sent after 5:00 PM or on a non-business day in the place of the recipient, in which case the date of receipt shall be deemed as the following business day. For those sent by e-mail, the date recorded in the sender’s e-mail system shall be regarded as the time of receipt. For those sent by hand delivery, the date that the receiving party signs for the receipt of the documents shall be deemed as the time of receipt. For those sent by registered airmail, the date as recorded on the post office’s way bill shall be deemed as the time of receipt.

10.3	Any modification on this Agreement shall be made in written and become effective after signing and chopping by both parties. This Agreement may be terminated in advance provided that both parties reach and execute written termination agreement.

11.	Miscellaneous

11.1	The title of this Agreement and the headings of the terms herein are for reference only and shall not be used to interpret the provision of this Agreement.

11.2	This Agreement shall become effective as of January 1, 2012.

11.3	This Agreement is executed in duplicates, with each party holding one copy. Both copies have the same legal effects.

11.4	The annotations, attachments, supplemental agreements shall be the integral part of this Agreement and has the same legal effect as this Agreement.

Exhibit I

The Games Link (circled in the screenshot below) currently shown on the navigation bar of the Sohu.com homepage:

IN WITNESS WHEREOF, the parties have entered into this Online Link and Advertising Agreement effective as of the date first set forth above.

Beijing Guanyou Gamespace Digital Technology Co., Ltd.

By:
Name: Tao Wang
Title: Legal Representative

Beijing Sohu New Media Information Technology Co., Ltd

By:
Name: Charles Zhang
Title: Legal Representative

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